Company Contact:	Investor Contact:
Global Med Technologies®, Inc.	Paul M. Holm
Michael I. Ruxin, M.D.	HL Lanzet
Chairman and CEO	(212) 888-4570
(303) 238-2000 ext 121	paulmholm@gmail.com

GLOBAL MED TECHNOLOGIES®DELIVERS RECORD BOOKINGS, REVENUES AND
CASH FLOWS

Record Q2 and First Half Revenues Both Up Over 31%
First Half Cash Flow Over $2.6 Million*

DENVER, CO – (July 30, 2007) – Global Med Technologies®, Inc., an international e-Health, medical information technology company, today reported record revenues and cash flows for both the second quarter and six months ended June 30, 2007.

Global Med’s record revenues of $3.969 million for the second quarter of 2007 represent an increase of $955,000, or 31.7%, over the $3.014 million recorded for the prior year’s second quarter. In the second quarter of 2007, gross profit margins improved to 68.4% from 65.9% in the same quarter of 2006. Operating income for the second quarter of 2007 increased to $346,000, versus $181,000, in the second quarter of 2006. The Company’s net income for the second quarter of 2007 was $459,000, or $0.02 per share, versus $178,000, or $0.01 per share, for the second quarter of 2006.

The Company’s backlog of unrecognized software license and implementation fees increased by over $1.7 million from the prior quarter to approximately $7.2 million.

The second quarter’s results marked the 12th consecutive quarter of comparable quarter-to-quarter revenue growth for the Company.

The Company’s cash flows from operations were a record $2.175 million for the quarter, up from $380,000 in the prior year’s second quarter. Cash flows included the $1.004 million deposit in escrow that was returned to the Company in May as a result of the appellate court’s reversal of the summary judgment. The Company also received an additional $80,000 in accrued interest as a result of return of the deposit in escrow.

Recurring annual maintenance revenues for the quarter were running at an annualized rate of over $6.6 million. Based on backlog as of June 30, 2007, the Company’s annual recurring revenues, when all contracted customer sites are implemented, will be approximately $7.9 million.

As of June 30, 2007, the cash balance increased to $5.13 million from $2.55 million on December 31, 2006.

For the first six months of 2007, Global Med’s record revenues reached $7.688 million, up $1.858 million or 31.9% from $5.83 million for the first half of 2006. Operating income in the first half of 2007 increased to $642,000 from $239,000 in the first half of 2006. The Company’s net income for this period was $746,000, or $0.03 per share, versus $957,000, or $0.04 per share, for the first six months of 2006. However, during 2006, the Company recognized approximately $724,000 in gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed. Without these non-cash gains, net income in the first half of 2006 would have been $233,000.

The Company’s cash flows from operations were a record $2.679 million for the first half of 2007, up from $513,000 in the prior year’s first half. Cash flows included the $1.004 million deposit in escrow that was returned to the Company in May as a result of the appellate court’s reversal of the summary judgment. The Company also received an additional $80,000 in accrued interest as a result of the return of the deposit in escrow.

Second Quarter 2007 Business Developments and Announcements:

  Customer site base reached 634: 423 live sites and 211 backlog sites.
  OhioHealth’s Morrow County Hospital purchased the SafeTrace Tx® software system.
  Hackensack University Medical Center, largest provider of inpatient and outpatient services in New Jersey and fourth largest in U.S., became a Vein-to-Vein® client.
  $1 million summary judgment deposit was returned to Global Med.
  Antelope Valley Hospital of California chose the Vein-to-Vein system.
  Global Med SafeTrace® software system chosen by U.S. Department of Defense for Ethiopian blood bank safe blood program.
  Sarasota Hospital and Suncoast Communities Blood Bank utilized Global Med technology to strengthen their operating partnership.
  The Company’s ElDorado Donor Doc™ software received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) in May.
  Global Med received patent approval of SafeTrace Tx, including key features allowing for just-in-time inventory management by hospitals and blood banks.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarterly results, stated, “The Company’s revenues and cash flows for both this quarter and the first half of the year were the best thus far. Our revenues, recurring revenues from maintenance, backlog and cash all continue to grow strongly. Our goal is to have continued double-digit revenue growth and become the global leader in medical blood bank information management. We are actively exploring complementary business acquisitions in the international arena that will help to further our mission.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med had another great quarter. Our revenues are at record levels and are growing rapidly. In addition, our second quarter’s new system sales were higher than ever and increased our backlog of unrecognized software and implementation fees by over $1.7 million to $7.2 million. We continue to make significant investments and progress in the development of ElDorado, and we are currently offering our ElDorado Donor Doc module for sale. We plan to submit additional products to market to the FDA for 510(k) clearance during 2007. Accordingly, during the quarter, we increased our level of investment in research and development by 29% to $834,000 from $648,000 in the second quarter of 2006. We believe the introduction of these new products will help fuel continued revenue growth and is critical to meet our business goal to become a world leader in our market segment. ”

The following table provides information related to the Company's operations for the three and six months ended June 30, 2007 and 2006:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Three Months Ended June 30,
In (000s) Except Per Share Information
(Unaudited)

	2007	2006
Revenues	$3,969	$3,014
Cost of goods sold	1,255	1,029
Operating expenses	2,368	1,804
Income from operations	346	181
Other income, (expenses)
and (taxes)	113	(3)
Net income	$459	$178
Income per share
Basic	$0.02	$0.01
Diluted	$0.01	$0.00
Weighted average shares
outstanding
Basic	23,294	23,212
Diluted	40,138	39,260
Cash flows provided by
in operations	$2,175*	$380

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Six Months Ended June 30,
In (000s) Except Per Share Information
(Unaudited)

	2007	2006
Revenues	$7,688	$5,830
Cost of goods sold	2,394	2,048
Operating expenses	4,652	3,543
Income from operations	642	239
Other income, (expenses)	104	718
and (taxes)***
Net income	$746	$957
Income per share
Basic	$0.03	$0.04
Diluted	$0.02	$0.02
Weighted average shares
outstanding
Basic	23,253	23,122
Diluted	39,349	40,531
Cash flows provided by
in operations	$2,679	$513

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the Donor Doc™ interactive donor health history questionnaire, SafeTrace® donor management system and the SafeTrace Tx® advanced transfusion management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for any other future period.

*Cash flows from operations for the three and six months ended June 30, 2007 were $2.175 million and $2.679 million, respectively, and included the $1.004 million deposit in escrow that was returned to the Company in May as a result of the appellate court’s reversal of the summary judgment. The Company also received an additional $80 thousand in accrued interest as a result of return of the Deposit in escrow.

**This product is not for sale in the U.S. with the exception of the Donor Doc module. The new product offering is being demonstrated to the international market in anticipation of its future availability.

***During 2006, the Company recognized approximately $724,000 in non-cash gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed.